Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated January 14, 2026

(to Prospectus dated July 7, 2023)

Registration No. 333-273111

January 14, 2026

JABIL INC.

Pricing Supplement

Pricing Supplement dated January 14, 2026 to Preliminary Prospectus Supplement dated January 14, 2026 of Jabil Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

	2029 Notes	2033 Notes

Title of Securities:	4.200% Senior Notes due 2029	4.750% Senior Notes due 2033

Aggregate Principal Amount:	$500,000,000	$500,000,000

Maturity Date:	February 1, 2029	February 1, 2033

Public Offering Price:	99.926% of principal amount, plus accrued and unpaid interest, if any, from January 23, 2026	99.198% of principal amount, plus accrued and unpaid interest, if any, from January 23, 2026

Coupon:	4.200%	4.750%

Yield to Maturity:	4.226%	4.886%

Spread to Benchmark Treasury:	+67 bps	+97 bps

Benchmark Treasury:	3.500% UST due December 15, 2028	3.875% UST due December 31, 2032

Benchmark Treasury Price and Yield:	99-27 / 3.556%	99-24 / 3.916%

Optional Redemption	Prior to January 1, 2029, make-whole call at T + 15 bps. Par call on or after January 1, 2029	Prior to December 1, 2032, make- whole call at T + 15 bps. Par call on or after December 1, 2032

Gross Proceeds:	$499,630,000	$495,990,000

Net Proceeds to Issuer Before Expenses:	$497,880,000	$492,865,000

CUSIP/ISIN Numbers:	CUSIP: 46656P AC8	CUSIP: 46656P AD6
	ISIN: US46656PAC86	ISIN: US46656PAD69

Terms Applicable to Both Series of Notes

Issuer	Jabil Inc.

Interest Payment Dates	February 1 and August 1 of each year, beginning August 1, 2026

Record Dates	January 15 and July 15

Change of Control Repurchase Event	101%, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Trade Date	January 14, 2026

Settlement Date	January 23, 2026 (T+6). The Issuer expects that delivery of the notes will be made to investors on or about January 23, 2026, which will be the sixth business day following the date of the prospectus supplement (such settlement being referred to as “T+6”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the settlement date should consult their own advisors.

Joint Book-Running Managers	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
SMBC Nikko Securities America, Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
U.S. Bancorp Investments, Inc.

Senior Co-Managers	Academy Securities, Inc.
Commerz Markets LLC
HSBC Securities (USA) Inc.
Loop Capital Markets LLC
MUFG Securities Americas Inc.
Oversea-Chinese Banking Corporation Limited
PNC Capital Markets LLC
RBC Capital Markets, LLC
Santander US Capital Markets LLC
Scotia Capital (USA) Inc.
Standard Chartered Bank
Truist Securities, Inc.
UniCredit Capital Markets LLC

Co-Manager	ICBC Standard Bank Plc

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

Offering Format	SEC Registered (Registration No. 333-273111)

FREE WRITING PROSPECTUS LEGEND

JABIL INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS JABIL INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT JABIL INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, JABIL INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BNP PARIBAS SECURITIES CORP., BY CALLING 1-800-854-5674, CITIGROUP GLOBAL MARKETS INC., C/O BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, BY TELEPHONE: 1-800-831-9146 OR BY EMAILING: PROSPECTUS@CITI.COM, CREDIT AGRICOLE SECURITIES (USA) INC., BY CALLING 1-866-807-6030, OR SMBC NIKKO SECURITIES AMERICA, INC., PROSPECTUS@SMBCNIKKO-SI.COM OR BY CALLING 1-888-868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.